                                [L-3 Letterhead]

                                                                    Exhibit 99.1
                                                                    ------------

Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111

Contact:   Financial Dynamics
           Investors: Eric Boyriven, Olivia Pirovan        For Immediate Release
                                                           ---------------------
           Media: Evan Goetz
           212-850-5600

             L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS
        -SALES, OPERATING INCOME AND DILUTED EARNINGS PER SHARE INCREASE
                      40.5%, 33.7% AND 24.7%, RESPECTIVELY

NEW YORK, NY, October 26, 2005 - L-3 Communications (NYSE: LLL) today announced its results for the 2005 third quarter, including sales of $2,506.4 million, operating income of $266.5 million, diluted earnings per share of $1.11, net cash from operating activities of $219.0 million and free cash flow(1) of $193.9 million.

For the 2005 third quarter, consolidated sales increased by $722.2 million, or
40.5%, to $2,506.4 million from consolidated sales of $1,784.2 million for the
2004 third quarter. Consolidated organic(2) sales growth was 5.5%, or $97.5 million, bringing the company's year to date organic sales growth to 12.0%, on target to achieve the full year estimate of over 10%. Organic sales growth for the company's defense businesses was 6.4%, or $101.8 million, driven primarily by continued strong demand for aircraft modernization and maintenance, government services, simulation devices, secure networked communications and acoustic undersea anti-submarine warfare products. Organic sales for the company's commercial businesses declined by 2.2%, or $4.3 million, primarily due to volume decreases for commercial aviation products, which were partially offset by increases for security products. The increase in consolidated sales from acquired businesses was $624.7 million, or 35.0%, including $443.7 million due to the acquisition of The Titan Corporation (Titan), which was acquired on
July 29, 2005.

Consolidated operating income for the 2005 third quarter increased by 33.7% to
$266.5 million from $199.4 million for the 2004 third quarter. Consolidated operating income as a percentage of sales (operating margin) decreased to 10.6%
for the 2005 third quarter, compared to 11.2% for the 2004 third quarter. The
Titan acquired businesses reduced consolidated operating margin by 70 basis points because Titan's business is largely performed under lower margin (and lower risk) cost-reimbursable type and time-and-material type contracts. The changes in operating margins for the company's segments are discussed below.

Other income for the 2005 third quarter was $0.9 million, primarily due to $3.6 million of interest income on the company's cash and cash equivalents, largely offset by a $3.0 million pre-tax charge to write-down the carrying value of an equity investment.

Interest expense for the 2005 third quarter increased by $25.0 million to $59.9 million, or 71.6%, compared to the 2004 third quarter, primarily due to interest incurred on debt issued to finance the Titan acquisition.

-----------
Notes:
(1)   See discussions and calculations of free cash flow on the table of selected financial data attached to this press release.
(2)   Organic sales growth is defined as the current period vs. prior period increase or decrease in sales excluding the increase in sales from acquired businesses.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS                  PAGE 2

Diluted earnings per share (EPS) increased by 24.7% to $1.11, compared to $0.89 for the 2004 third quarter. Net income for the 2005 third quarter increased by
32.0% to $135.3 million, compared to net income of $102.5 million for the 2004 third quarter.

As expected, the company's effective income tax rate declined to 34.0% for the
2005 third quarter from 36.2% for the 2005 first half, primarily as a result of a favorable disposition of certain tax contingencies. This tax benefit was partially offset by an increase to the effective income tax rate caused by the acquisition of Titan, which is expected to reduce, on a relative basis, the company's tax credits for research and experimentation expenditures. Refer to the "Calendar Year 2005 Financial Guidance" section below, for further discussion of the estimated tax rate for 2005.

For the 2005 third quarter, funded orders increased by 35.0% to $2,632.4 million, compared to funded orders of $1,950.1 million for the 2004 third quarter. At September 30, 2005, funded backlog was $7,113.4 million, an increase of 49.5%, or $2,355.5 million, compared to funded backlog of $4,757.9 million at
December 31, 2004. During the nine-months ended September 30, 2005, the addition to funded backlog from business acquisitions was $1,307.6 million.

Net cash from operating activities for the 2005 third quarter increased by 33.5%
to $219.0 million from $164.0 million for the 2004 third quarter. Free cash flow for the 2005 third quarter increased by 34.6% to $193.9 million, compared to free cash flow of $144.1 million for the 2004 third quarter.

"Building upon our excellent results for the first half of 2005, L-3 achieved strong results for the third quarter of 2005," said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "Each of our four segments performed well and there was very good performance in a number of business areas within those segments."

YEAR TO DATE RESULTS

For the nine months ended September 30, 2005, consolidated sales increased by
$1,558.7 million, or 31.3%, to $6,544.5 million from consolidated sales of
$4,985.8 million for the 2004 nine-month period. Consolidated organic sales growth was 12.0%, or $598.7 million. Organic sales growth for the company's defense businesses was 12.0%, or $535.9 million, driven primarily by continued
strong demand for secure networked communications and intelligence, surveillance and reconnaissance (ISR) systems and products, aircraft modernization and maintenance, government services, simulation devices and naval power equipment.
Organic sales growth for the company's commercial businesses was 12.0%, or $62.8 million, primarily due to volume increases for security products and commercial aviation products. The increase in consolidated sales from acquired businesses was $960.0 million, or 19.3%.

Consolidated operating income for the 2005 nine-month period increased by 30.5%
to $690.6 million from $529.1 million for the 2004 nine-month period.
Consolidated operating margin was unchanged at 10.6% for both the 2005 and 2004 nine-month periods. The Titan acquired businesses reduced the 2005 nine-month period consolidated operating margin by 20 basis points.

Other income for the 2005 nine-month period was $6.4 million, primarily comprised of interest income on the company's cash and cash equivalents, partially offset by a write-down of the carrying value of an equity investment.

Interest expense for the 2005 nine-month period increased by $29.7 million to
$136.5 million, or 27.8%, compared to the 2004 nine-month period, primarily due to interest incurred on debt issued to finance the Titan acquisition.

Diluted EPS increased by 27.2% to $2.95 for the 2005 nine-month period, compared to $2.32 for the 2004 nine-month period. Net income for the 2005 nine-month period increased by 36.0% to $357.1 million, compared to net income of $262.6 million for the 2004 nine-month period.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS                  PAGE 3

For the 2005 nine-month period, funded orders increased by 38.9% to $7,592.4 million, compared to funded orders of $5,465.1 million for the 2004 nine-month period.

Net cash from operating activities for the 2005 nine-month period increased by
42.1% to $579.6 million from $408.0 million for the 2004 nine-month period. Free cash flow for the 2005 nine-month period increased by 40.3% to $510.6 million, compared to free cash flow of $364.0 million for the 2004 nine-month period.

The company's cash and cash equivalents decreased by $427.1 million to $226.3 million at September 30, 2005, compared to $653.4 million at December 31, 2004.
The decrease in cash was primarily due to amounts used to finance business acquisitions, including Titan, partially offset by increases for the company's free cash flow and net proceeds from debt offerings.

Total debt as a percentage of book capitalization (total debt plus minority interests plus shareholders' equity) increased to 51.3% at September 30, 2005, from 36.1% at December 31, 2004. The increase was primarily due to the issuance of $2,450.0 million of debt incurred to finance the acquisition of Titan.
Available borrowings under the company's revolving credit facilities after reduction for outstanding letters of credit were approximately $886.7 million at
September 30, 2005.

Shareholders' equity increased by $509.5 million to $4,309.3 million at
September 30, 2005, from $3,799.8 million at December 31, 2004. The increase is primarily due to the company's net income, less dividends paid plus proceeds from the exercise of stock options during the 2005 nine-month period.

REPORTABLE SEGMENTS

During the 2005 third quarter, the company integrated the Titan acquired businesses into L-3. Titan's eight legacy business sectors (excluding Titan's products businesses) were consolidated into four new L-3 divisions arranged to focus on Titan's unique and complimentary businesses. These four divisions represent a new L-3 operating group, named the L-3 Titan Group, led by Tony
Frederickson, and are included in L-3's reportable segments as follows:

o    Intelligence Solutions, which provides support to the Department of Defense
     (DoD) and intelligence agencies (C(3)ISR segment);

o    Technical & Management Services, which provides continental U.S. (CONUS)
     and outside continental U.S. (OCONUS) support of intelligence, logistics,
     Command, Control and Communications (C(3)), and combatant commands (C(3)ISR segment);

o    Aviation & Maritime Services, which provides support for maritime and expeditionary warfare (Government Services segment); and

o    Enterprise Solutions, which provides conventional high-end information technology (IT) support to U.S. federal agencies and the DoD (Government
     Services segment).

Additionally, Titan's Technical and Operational Support division was integrated into L-3's Government Services Group, which is led by General Carl Vuono, and was renamed the Linguist Operations and Technical Support division. L-3's
Government Services reportable segment is now principally focused on government services, managed by General Vuono and Mr. Frederickson, with estimated full year 2006 sales of approximately $2.7 billion.

Titan's remaining legacy businesses, which are products focused, were integrated into four existing L-3 operating groups that are all included in L-3's
Specialized Products reportable segment, as follows:

o    Information Products into L-3's Microwave Group;

o    Unidyne (Titan's ship modernization and modification business) into L-3's
     Power & Controls Systems Group;

o    Advanced Systems Development into L-3's Sensors & Simulation Group; and

o    Applied Technologies into L-3's Products Group.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS                  PAGE 4

During the 2005 third quarter, L-3 also revised the aggregation of its divisions into its four reportable segments, to provide a more clearly defined presentation of L-3's businesses, focused on customers, markets, and independent research and development. Consequently, the company made certain re-alignments to its reportable segments, reclassifying into the Specialized Products reportable segment, (i) L-3's aviation products businesses, which were previously in the Aircraft Modernization and Maintenance reportable segment
(formerly Aircraft Modernization, O&M and Products), and (ii) the Link Training
business, which was previously in the Government Services reportable segment.
The company's reportable segments are now:

o     C(3)ISR;
o     Government Services;
o     Aircraft Modernization and Maintenance (AM&M); and
o     Specialized Products.

Refer to the "Reportable Segment Selected Financial Data" tables attached to this press release which present (1) the previous reportable segment data as reported for the three years ended December 31, 2004, the quarterly periods ended March 31, June 30, September 30, and December 31, 2004, and the quarterly periods ended March 31, and June 30, 2005; (2) the reclassifications for these periods to our reportable segments; and (3) the revised reportable segment data presentation for these periods.

C(3)ISR

C(3)ISR sales for the 2005 third quarter increased by $160.9 million, or 36.4%, to $603.3 million from sales of $442.4 million for the 2004 third quarter. The increase in sales from acquired businesses was $157.0 million, including $154.9 million for the Titan acquired businesses. Organic sales growth was $3.9 million, or 0.9%, driven by demand for secure network communications. Volume for secure terminal equipment increased slightly. Sales for the C(3)ISR segment were lower than expected in the 2005 third quarter primarily because of delays in the receipt and induction of customer furnished aircraft that will be upgraded with airborne mission and ISR systems, and such sales are expected to occur in the
2005 fourth quarter. C(3)ISR generated operating income of $69.6 million for the
2005 third quarter, compared to $53.6 million for the 2004 third quarter.
Operating margin decreased to 11.5% from 12.1% for the 2004 third quarter. The decrease in operating margin is primarily due to lower margins from the Titan acquired businesses and unit sales prices on a follow-on contract for secure terminal equipment, which are lower than those on the previous contract. Full year 2005 operating margins for this segment are expected to be between 11% and
12%. Orders for the C(3)ISR segment were $643.5 million during the 2005 third quarter.

For the 2005 nine-month period, sales for C(3)ISR increased by $224.6 million, or 18.1%, to $1,464.9 million from sales of $1,240.3 million for the 2004 nine-month period. The increase in sales from acquired businesses was $162.0 million. Organic sales growth was $62.6 million, or 5.0%. C(3)ISR generated operating income of $178.5 million for the 2005 nine-month period, compared to
$156.6 million for the 2004 nine-month period. Operating margin decreased to
12.2% from 12.6%. The trends affecting C(3)ISR results for the 2005 nine-month period were similar to those affecting the 2005 third quarter, but upgrades of airborne mission and ISR systems for allied foreign governments also increased during the 2005 nine-month period.

GOVERNMENT SERVICES

Government Services sales for the 2005 third quarter increased by $274.4 million, or 98.3%, to $553.6 million from sales of $279.2 million for the 2004 third quarter. The increase in sales from acquired businesses was $245.9 million, including $233.6 million for the Titan acquired businesses. The acquired businesses also included D.P. Associates Inc., which was acquired in
2004. Organic sales growth was $28.5 million, or 10.2%, driven primarily by increased volume in international training services and logistics and communication systems and software engineering services for the U.S. Army.
Government Services generated operating income of $47.4 million for the 2005 third quarter, compared to $28.3 million for the
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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS                  PAGE 5

2004 third quarter. Operating margin decreased to 8.6% from 10.1%, mostly due to lower margins from the Titan acquired businesses. Full year 2005 operating margins for this segment are expected to be approximately 9%. Orders for the
Government Services segment were $566.1 million during the 2005 third quarter.

For the 2005 nine-month period, sales for Government Services increased by
$375.9 million, or 49.1%, to $1,141.3 million from sales of $765.4 million for the 2004 nine-month period. The increase in sales from acquired businesses was
$280.1 million. Organic sales growth was $95.8 million, or 12.5%. Government
Services generated operating income of $103.1 million for the 2005 nine-month period, compared to $85.1 million for the 2004 nine-month period. Operating margin decreased to 9.0% from 11.1%. The trends affecting Government Services results for the 2005 nine-month period were similar to those affecting the 2005 third quarter, but also included higher sales due to increased support services for the U.S. Missile Defense Agency and lower margins, due to cost overruns on certain fixed price contracts and lower absorption of indirect costs primarily because of timing and sales volume.

AIRCRAFT MODERNIZATION AND MAINTENANCE

AM&M sales for the 2005 third quarter increased by $78.9 million, or 16.8%, to
$549.0 million from sales of $470.1 million in the 2004 third quarter. Organic sales growth was $57.4 million, or 12.2%, driven by higher sales on aircraft base operations, support and maintenance, and support services for the recent competitively awarded Canadian Maritime Helicopter Program (MHP). The increase in sales from the L-3 Electronics Systems acquired business, which was acquired on December 30, 2004, was $21.5 million. Operating income was $56.4 million for the 2005 third quarter, compared to $59.7 million for the 2004 third quarter.
Operating margin decreased to 10.3% from 12.7%, primarily due to higher sales volume of lower margin aircraft base operations and support and maintenance, which are primarily performed under cost-reimbursable type and time-and-material type contracts. Additionally, the 2004 third quarter included the initial recognition of incentive fees on a new contract for which performance commenced in December of 2003, because the realization of such fees became determinable in the 2004 third quarter. Full year 2005 operating margins for this segment are expected to be approximately 9%. Orders for the AM&M segment were $507.8 million during the 2005 third quarter.

For the 2005 nine-month period, sales for AM&M increased by $336.2 million, or
24.6%, to $1,704.9 million from sales of $1,368.7 million for the 2004 nine-month period. Organic sales growth was $269.0 million, or 19.7%. The increase in sales from acquired businesses was $67.2 million. AM&M generated operating income of $169.7 million for the 2005 nine-month period, compared to
$141.3 million for the 2004 nine-month period. Operating margin decreased to
10.0% from 10.3%. The trends affecting AM&M's results for the 2005 nine-month period were similar to those affecting the 2005 third quarter.

SPECIALIZED PRODUCTS

Specialized Products sales for the 2005 third quarter increased by $208.0 million, or 35.1%, to $800.5 million from sales of $592.5 million in the 2004 third quarter. The increase in sales from acquired businesses was $200.3 million, including $55.1 million for the Titan acquired businesses. Other acquired businesses include CAE's Marine Controls division, Boeing Electron
Dynamic Devices, Inc., and General Dynamics' Propulsion Systems business unit, all of which were acquired in 2005, and the Raytheon Commercial Infrared business and Cincinnati Electronics, Inc., both of which were acquired in 2004.
Organic sales growth was $7.7 million, or 1.3%, primarily due to higher sales volume for acoustic undersea anti-submarine warfare products, simulation devices and airport security systems. These increases were partially offset by volume declines for commercial aviation products. Operating income was $93.1 million for the 2005 third quarter, compared to $57.8 million for the 2004 third quarter. Operating margin increased to 11.6% from 9.7%, primarily because of lower reliability costs related to repairs of certain airborne dipping sonars used for acoustic undersea warfare applications, continued cost improvements for naval power equipment and higher margins for acquired businesses. Full year 2005 operating margins for this segment are expected to be between 10% and 11%.
Orders for the Specialized Products segment were $915.0 million during the 2005 third quarter.
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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS                  PAGE 6

For the 2005 nine-month period, sales for Specialized Products increased by
$622.0 million, or 38.6%, to $2,233.4 million, from sales of $1,611.4 million for the 2004 nine-month period. The increase in sales from acquired businesses was $450.7 million. Organic sales growth was $171.3 million, or 10.6%, driven by the same trends affecting the 2005 third quarter, but also included higher volume for commercial aviation products due primarily to Federal Aviation
Administration (FAA) mandates for Terrain Awareness Warning Systems (TAWS), which became effective in March 2005. Specialized Products generated operating income of $239.3 million for the 2005 nine-month period, compared to $146.1 million for the 2004 nine-month period. Operating margin increased to 10.7% from
9.1%, due to the same trends that improved the 2005 third quarter margins.

GOVERNMENT AND COMMERCIAL BUSINESSES RESULTS

For the 2005 third quarter, sales from the company's government contracting businesses increased by $704.6 million, or 44.4%, to $2,290.7 million from sales of $1,586.1 million for the 2004 third quarter. Operating income from the company's government businesses for the 2005 third quarter increased by $60.9 million, or 33.1%, to $245.0 million from $184.1 million for the 2004 third quarter. Operating margin decreased to 10.7% from 11.6%, due to the Titan acquired businesses.

For the 2005 third quarter, sales from the company's commercial businesses increased by $17.6 million, or 8.9%, to $215.7 million from sales of $198.1 million for the 2004 third quarter. Operating income from the company's commercial businesses for the 2005 third quarter increased by $6.2 million, or
40.5%, to $21.5 million, from $15.3 million for the 2004 third quarter.
Operating margin increased to 9.9% from 7.7%, primarily due to higher margins from acquired businesses and changes in product sales mix for commercial aviation products.

For the 2005 nine-month period, sales from the company's government contracting businesses increased by $1,438.2 million, or 32.2%, to $5,900.2 million from sales of $4,462.0 million for the 2004 nine-month period. Operating income from the company's government contracting businesses for the 2005 nine-month period increased by $155.2 million, or 32.1%, to $639.4 million from $484.2 million for the 2004 nine-month period. Operating margin decreased slightly to 10.8% from
10.9%.

For the 2005 nine-month period, sales from the company's commercial businesses increased by $120.5 million, or 23.0%, to $644.3 million from sales of $523.8 million for the 2004 nine-month period. Operating income from the company's commercial businesses for the 2005 nine-month period increased by 14.0% to $51.2 million from $44.9 million for the 2004 nine-month period. Operating margin decreased to 7.9% from 8.6%, primarily due to lower margins on conventional airport security systems, partially offset by higher margins for commercial aviation products.

OUTLOOK

"As we head into the fourth quarter of 2005 we expect L-3 to achieve another year of solid growth," remarked Mr. Lanza. "Our businesses are on track to perform well as we conclude the year and move into 2006. In fact, the
President's 2006 defense budget is $419.3 billion, a 4.8% increase over fiscal year 2005, and there are many opportunities for L-3 within that budget." On
October 7, Congress also approved $50 billion for the wars in Iraq and
Afghanistan and for U.S. military efforts involving its global war on terrorism.
The initial Congressional marks indicate sustained growth in the investment accounts and with increased demands on the federal budget, one should anticipate marginal growth in the 2007-2011 time period. We expect supplementals in 2006 and 2007 and steady growth in the basic investment account, reaching $165 billion from today's $145 billion by 2010.

Mr. Lanza noted that the focus in the 2006 U.S. DoD budget will be to transform capabilities and technologies that modernize its forces and enhance present platforms. The DoD's key transformational segments include C(3)ISR, Special
Operating Forces (SOF), mobility programs, command and control, precision weaponry, unmanned aerial vehicles (UAVs), fast sea lift, and unmanned land and sea platforms.

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS                  PAGE 7

The DoD is placing an emphasis on stability initiatives - including peace operations, "fragile state" operations, post-conflict reconstruction, as well as training, simulators, mobilization, leap-ahead technologies and littoral combatants. Additionally, the need for a significant reduction in tactical air platforms is gaining support.

"However, our view continues to be that with the upcoming announcement of the
Quadrennial Defense Review (QDR), 2007 will be a defining year for U.S. defense spending," said Mr. Lanza. "We believe that U.S. defense spending growth in 2007 and beyond will not be as robust as in previous years. There are a number of pressure points that will impact overall government spending and the DoD budget, such as the federal deficit, the high cost of rebuilding Gulf Coast areas affected by hurricanes Katrina and Rita, budgetary supplementals to pay for the war in Iraq and the Iraq sustainment, as well as mandatory readiness requiring spiral modernization of present assets."

"And so we are beginning to see signs that defense spending priorities are changing to reflect the reality of prudent DoD spending and the variety of potential threats faced by the U.S. military," said Mr. Lanza. "There has been speculation that the QDR will balance military planning toward preparation for irregular warfare, traditional threats and Homeland Security."

Kenneth Krieg, the Pentagon's undersecretary for acquisition, also warned defense contractors to expect cuts in new platforms in the future. While
Undersecretary Krieg was not specific about which programs would be cut, many observers believe the Pentagon was signaling its intent to cancel some high-profile new platforms rather than make small reductions to a number of programs. In order to ensure readiness, the Pentagon will then have to focus on the modernization and spiral upgrade of existing assets, which is a cost-efficient way to preserve the military's investments while increasing its capabilities. Intrinsic in his comments is for industry to cooperate and not politically engage in an adversarial movement.

"We also believe that the U.S. military will begin withdrawing a number of troops from Iraq," said Mr. Lanza, "as Iraqi forces assume more day-to-day responsibility for their country. That will prompt the reset of a considerable number of aircraft, ships and ground vehicles for maintenance and upgrade, which should provide significant opportunities for L-3."

In the area of homeland security, Mr. Lanza noted that there are growth opportunities for L-3 in both the domestic and international markets. The U.S.
government has allocated funds for new aviation security initiatives, including research and development (R&D), state-of-the-art equipment and the deployment into airports. The international market for aviation and cargo security and intrusion detection is also growing.

Mr. Lanza also said that the recent hurricanes have prompted U.S. cities and states to review their crisis management and communications capabilities. The demand for L-3's communications restoral and command and control vehicles has increased, along with L-3's port security solutions. In addition, in the maritime security area, L-3's Automatic Identification System (AIS), which is compliant with International Maritime Organization (IMO) security requirements, continues to perform well.

Calendar Year 2005 Financial Guidance. Based on the 2005 third quarter results, the company updated its financial guidance for the year ending December 31, 2005 as follows:

o    sales in excess of $9.3 billion, with total growth of about 35% compared to
     2004, including organic growth of over 10% and the remaining sales growth coming from business acquisitions;

o    diluted EPS of between $4.12 and $4.15, with operating margin of approximately 10.6% and an estimated full-year effective income tax rate of approximately 35.7% (approximately 36.5% for the fourth quarter); and

o    free cash flow in excess of $650 million. The company's free cash flow estimate is based upon net cash from operating activities of $769 million, less estimated net capital expenditures of approximately $119 million. The full year 2005 free cash flow estimate excludes the $67.4 million expected to be paid in the

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L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS                  PAGE 8

     2005 fourth quarter for Titan's shareholder class actions and derivative actions lawsuits which were settled as a pre-condition to L-3's acquisition of Titan (refer to Note 17 to L-3's Unaudited Condensed Consolidated
     Financial Statements for the period ended June 30, 2005, which are included in L-3's Quarterly Report on Form 10-Q for June 30, 2005). This cash payment will be reported as an element of L-3's net cash from operating activities because the related liability was assumed by L-3 in the Titan acquisition and previously recognized in Titan's June 30, 2005 balance sheet.

Preliminary Calendar Year 2006 Financial Guidance. The company also issued its preliminary financial guidance for the year ending December 31, 2006.

o    sales of approximately $11.7 billion, representing total sales growth of at least 25%, compared with 2005, including estimated organic sales growth of between 8% to 10%, with the remaining growth in sales coming from L-3's completed business acquisitions;

o    diluted EPS of between $4.80 and $4.95, with operating margin of approximately 10.5%, an estimated effective income tax rate of between
     37.0% and 37.5% and weighted average diluted shares outstanding of about
     123 million; and

o    free cash flow of approximately $750 million, including net cash from operating activities of about $880 million, less net capital expenditures of about $130 million.

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call, which will be broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Michael T. Strianese, senior vice president and chief financial officer, and Cynthia Swain, vice president-corporate communications, will host the call today, Wednesday, October 26, 2005, at the following time.

                                   2:00 PM EDT
                                   1:00 PM CDT
                                  12:00 PM MDT
                                  11:00 AM PDT

Listeners may access the conference call live over the internet at the following web address:

      http://phx.corporate-ir.net/playerlink.zhtml?c=120146&s=wm&e=1145645
      --------------------------------------------------------------------

                                       or

                              http://www.L-3com.com

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at these sites or by dialing (800) 642-1687 (passcode: 1295553), beginning approximately two hours after the call ends, and will be available until the company's next quarterly earnings release.

Headquartered in New York City, L-3 Communications is a leading provider of
Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services. The company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, signal intelligence, antennas and microwave components. L-3 also supports a variety of
Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S.
Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at
www.L-3Com.com.

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2005 RESULTS                  PAGE 9

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes,"
"estimates" and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe
Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and
Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

                                      # # #

                           - FINANCIAL TABLES FOLLOW -

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        ---------------------------------
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
           ----------------------------------------------------------
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                      ------------------------------------

                                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                                               SEPTEMBER 30,               SEPTEMBER 30,
                                                           -----------------------     ----------------------
                                                              2005        2004           2005        2004
                                                           -----------  ----------     ----------  ----------

         SALES:

            CONTRACTS, PRIMARILY U.S. GOVERNMENT            $ 2,290.7    $1,586.1       $5,900.2    $4,462.0
            COMMERCIAL, PRIMARILY PRODUCTS                      215.7       198.1          644.3       523.8
                                                           -----------  ----------     ----------  ----------
              CONSOLIDATED SALES                            $ 2,506.4    $1,784.2       $6,544.5    $4,985.8
                                                           -----------  ----------     ----------  ----------

          COST AND EXPENSES:
            CONTRACTS, PRIMARILY U.S. GOVERNMENT              2,045.7     1,402.0        5,260.8     3,977.8
            COMMERCIAL, PRIMARILY PRODUCTS:
             COST OF SALES                                      137.9       127.7          418.5       320.9
             SELLING, GENERAL AND ADMINISTRATIVE                 40.0        37.1          124.8       107.5
             EXPENSES
             RESEARCH AND DEVELOPMENT EXPENSES                   16.3        18.0           49.8        50.5
                                                           -----------  ----------     ----------  ----------
              CONSOLIDATED COSTS AND EXPENSES                 2,239.9     1,584.8        5,853.9     4,456.7
                                                           -----------  ----------     ----------  ----------

          OPERATING INCOME                                      266.5       199.4          690.6       529.1
          OTHER (INCOME) EXPENSE, NET                            (0.9)       (1.7)          (6.4)        1.7
          INTEREST EXPENSE                                       59.9        34.9          136.5       106.8
         MINORITY INTERESTS IN NET INCOME OF
         CONSOLIDATED
            SUBSIDIARIES                                          2.6         4.8            7.9         7.1
                                                           -----------  ----------     ----------  ----------
          INCOME BEFORE INCOME TAXES                            204.9       161.4          552.6       413.5
          PROVISION FOR INCOME TAXES                             69.6        58.9          195.5       150.9
                                                           -----------  ----------     ----------  ----------
          NET INCOME                                         $  135.3   $   102.5        $ 357.1     $ 262.6
                                                           ===========  ==========     ==========  ==========

          EARNINGS PER SHARE:
                  BASIC                                    $     1.13   $    0.96        $  3.02     $  2.48
                                                           ===========  ==========     ==========  ==========

                  DILUTED                                    $   1.11     $  0.89(A)     $  2.95     $  2.32(A)
                                                           ===========  ==========     ==========  ==========

         WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

                  BASIC                                         119.7       107.0          118.3       105.9
                                                           ===========  ==========     ==========  ==========

                  DILUTED                                       122.1       117.8(A)       120.9       116.9(A)
                                                           ===========  ==========     ==========  ==========

----------------

(a) In order to calculate diluted earnings per share for the three and nine months ended September 30, 2004, the after-tax interest expense savings on the assumed conversion of the CODES must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to net income is $2.8 million for the three months ended September 30,
    2004 and $8.3 million for the nine months ended September 30, 2004. Also, previously reported diluted EPS amounts have been restated in accordance with EITF 04-8. For the three and nine months ended September 30, 2004, diluted weighted average common shares outstanding increased by 7.8 million shares which resulted in a non-cash reduction to diluted EPS. The non-cash reduction in diluted EPS was $0.04 for the three months ended September 30,
    2004 and $0.09 for the nine months ended September 30, 2004.

                                    - more -

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        ---------------------------------
                             SELECTED FINANCIAL DATA
                             -----------------------
               (IN MILLIONS, EXCEPT OPERATING MARGIN PERCENTAGES)
               --------------------------------------------------

                                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                                               SEPTEMBER 30,               SEPTEMBER 30,
                                                           -----------------------     ----------------------
                                                              2005        2004           2005        2004
                                                           -----------  ----------     ----------  ----------

         FUNDED ORDERS                                      $ 2,632.4    $1,950.1       $7,592.4    $5,465.1

         REPORTABLE SEGMENT OPERATING DATA:
         ----------------------------------

         SALES:
             C(3)ISR                                         $  603.3     $ 442.4       $1,464.9    $1,240.3
             GOVERNMENT SERVICES                                553.6       279.2        1,141.3       765.4
             AIRCRAFT MODERNIZATION AND MAINTENANCE             549.0       470.1        1,704.9     1,368.7
             SPECIALIZED PRODUCTS                               800.5       592.5        2,233.4     1,611.4
                                                           -----------  ----------     ----------  ----------
                       CONSOLIDATED                         $ 2,506.4    $1,784.2       $6,544.5   $ 4,985.8
                                                           ===========  ==========     ==========  ==========

         OPERATING INCOME:
             C(3)ISR                                         $   69.6     $  53.6        $ 178.5     $ 156.6
             GOVERNMENT SERVICES                                 47.4        28.3          103.1        85.1
             AIRCRAFT MODERNIZATION AND MAINTENANCE              56.4        59.7          169.7       141.3
             SPECIALIZED PRODUCTS                                93.1        57.8          239.3       146.1
                                                           -----------  ----------     ----------  ----------
                       CONSOLIDATED                          $  266.5     $ 199.4        $ 690.6     $ 529.1
                                                           ===========  ==========     ==========  ==========

         OPERATING MARGIN:
             C(3)ISR                                            11.5%       12.1%          12.2%       12.6%
             GOVERNMENT SERVICES                                 8.6%       10.1%           9.0%       11.1%
             AIRCRAFT MODERNIZATION AND MAINTENANCE             10.3%       12.7%          10.0%       10.3%
             SPECIALIZED PRODUCTS                               11.6%        9.7%          10.7%        9.1%
                               CONSOLIDATED                     10.6%       11.2%          10.6%       10.6%
         DEPRECIATION AND AMORTIZATION:
             C(3)ISR                                          $   9.0     $   8.6        $  24.6     $  24.6
             GOVERNMENT SERVICES                                  4.3         1.5            8.5         4.5
             AIRCRAFT MODERNIZATION AND MAINTENANCE               6.7         5.5           19.0        16.5
             SPECIALIZED PRODUCTS                                21.2        15.1           56.9        43.9
                                                           -----------  ----------     ----------  ----------
                         CONSOLIDATED                        $   41.2     $  30.7        $ 109.0     $  89.5
                                                           ===========  ==========     ==========  ==========
         CASH FLOW DATA:
             NET CASH FROM OPERATING                         $  219.0     $ 164.0        $ 579.6     $ 408.0
             ACTIVITIES
             NET CASH USED IN INVESTING ACTIVITIES           (2,812.8)      (24.5)      (3,445.9)     (183.9)
             NET CASH FROM (USED IN) FINANCING ACTIVITIES     2,409.4        (0.1)       2,439.2         8.4
                                                           -----------  ----------     ----------  ----------
             NET (DECREASE) INCREASE IN CASH                $  (184.4)  $   139.4       $ (427.1)  $    232.5
                                                           ===========  ==========     ==========  ==========

         RECONCILIATION OF GAAP TO NON-GAAP
         MEASUREMENTS:

         NET CASH FROM OPERATING ACTIVITIES                  $  219.0     $ 164.0        $ 579.6     $ 408.0
         LESS: CAPITAL EXPENDITURES                             (26.7)      (20.6)         (71.2)      (53.5)
         ADD: DISPOSITIONS                                        1.6         0.7            2.2         9.5
                                                           -----------  ----------     ----------  ----------
         FREE CASH FLOW(B)                                   $  193.9     $ 144.1        $ 510.6     $ 364.0
                                                           ===========  ==========     ==========  ==========

                                                                                 SEPTEMBER 30,    DECEMBER 31,
                                                                                      2005           2004
                                                                                 --------------   -------------

               PERIOD END DATA:
               ----------------
                                 FUNDED BACKLOG                                     $  7,113.4     $  4,757.9
                                 CASH & CASH EQUIVALENTS                            $    226.3     $    653.4
                                 TOTAL DEBT                                         $  4,633.6     $  2,189.8
                                 MINORITY INTERESTS                                 $     80.7     $     77.5
                                 SHAREHOLDERS' EQUITY                               $  4,309.3     $  3,799.8

------------

(b)        The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments.
           Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to supplementally finance any new acquisitions it makes by raising new debt or equity capital.
           Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.

                                    - more -

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        ---------------------------------
                   REPORTABLE SEGMENT SELECTED FINANCIAL DATA
                   ------------------------------------------
              FOR THE YEARS ENDED DECEMBER 31, 2004 , 2003 AND 2002
              -----------------------------------------------------
                                  (IN MILLIONS)
                                  -------------

                                         AS REPORTED                       RECLASSIFICATIONS
                               ---------------------------------    -----------------------------------
                                2002        2003         2004        2002          2003          2004
                               --------    --------     --------    --------      -------     ---------

   SALES:
   C(3)ISR                      $1,053.3   $ 1,439.4     $1,663.6    $     --      $    --      $   --
   GOVERNMENT SERVICES             808.6     1,009.3      1,259.6      (203.0)(A)   (194.7)(A)  (199.7)(A)
   AIRCRAFT MODERNIZATION
     AND MAINTENANCE               677.5     1,019.6      2,289.8      (215.9)(B)   (287.2)(B)  (376.9)(B)

   SPECIALIZED PRODUCTS          1,471.8     1,593.3      1,684.0       418.9(A)(B)  481.9(A)(B) 576.6(A)(B
                               ---------   ---------    ---------   ---------     --------      ------
      CONSOLIDATED              $4,011.2   $ 5,061.6     $6,897.0    $     --      $    --      $   --
                               =========   =========    =========   =========     ========      =======

  OPERATING INCOME:
   C(3)ISR                      $  103.5     $ 172.9      $ 218.0    $     --      $   --       $   --
   GOVERNMENT SERVICES              96.8       115.5        149.2       (21.5)(A)   (14.8)(A)    (25.1)(A)
   AIRCRAFT MODERNIZATION
     AND MAINTENANCE               105.7       147.8        249.6       (43.1)(B)   (47.1)(B)    (63.5)(B)
                                       0
   SPECIALIZED PRODUCTS            148.0       144.8        131.8        64.6(A)(B)  61.9(A)(B)   88.6(A)(B)
                               ---------   ---------    --------    ---------     -------       ------
      CONSOLIDATED              $  454.0     $ 581.0      $ 748.6     $    --      $   --       $   --
                               =========   =========    ========    =========     =======       ======

                                     REVISED PRESENTATION
                              ------------------------------------
                                 2002          2003          2004
                              ---------    ---------      --------

   SALES:
   C(3)ISR                     $ 1,053.3    $ 1,439.4     $ 1,663.6
   GOVERNMENT SERVICES             605.6        814.6       1,059.9
   AIRCRAFT MODERNIZATION
     AND MAINTENANCE               461.6        732.4       1,912.9

   SPECIALIZED PRODUCTS          1,890.7      2,075.2       2,260.6
                              ----------    ---------     ---------
      CONSOLIDATED             $ 4,011.2    $ 5,061.6     $ 6,897.0
                              ==========    =========     =========

  OPERATING INCOME:
   C(3)ISR                     $  103.5     $   172.9      $  218.0
   GOVERNMENT SERVICES             75.3         100.7         124.1
   AIRCRAFT MODERNIZATION
     AND MAINTENANCE               62.6         100.7         186.1

   SPECIALIZED PRODUCTS           212.6         206.7         220.4
                              ----------    ---------      --------
      CONSOLIDATED             $  454.0     $   581.0      $  748.6
                              ==========    =========      ========

 -----------------

     (A) THE COMPANY RECLASSIFIED THE LINK TRAINING SERVICES AND MICRODYNE
         OUTSOURCING, INC. BUSINESSES FROM GOVERNMENT SERVICES TO SPECIALIZED
         PRODUCTS.

     (B) THE COMPANY RECLASSIFIED THE ACSS, AVIONICS SYSTEMS, AVIATION
         RECORDERS, DISPLAY SYSTEMS AND ELECTRODYNAMICS DIVISIONS FROM AM&M TO
         SPECIALIZED PRODUCTS.

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        ---------------------------------
                   REPORTABLE SEGMENT SELECTED FINANCIAL DATA
                   ------------------------------------------
                         FOR THE QUARTERLY PERIODS ENDED
                         -------------------------------
                        MARCH 31, 2005 AND JUNE 30, 2005
                        --------------------------------
                                  (IN MILLIONS)
                                  -------------

                                                     AS REPORTED 2005                 RECLASSIFICATIONS
                                                ---------------------------     -----------------------------
                                                    Q1             Q2               Q1                Q2
                                                -----------    ------------     -----------       -----------

               SALES:
                  C(3)ISR                          $   432.8       $   428.8        $    --        $     --
                  GOVERNMENT SERVICES                  327.7           375.5          (51.5)(A)       (64.0)(A)
                  AIRCRAFT MODERNIZATION
                    AND MAINTENANCE                    677.7           681.4         (101.0)(B)      (102.2)(B)

                  SPECIALIZED PRODUCTS                 524.3           589.9           152.5(A)(B)    166.2(A)(B)
                                                ------------   -------------    ------------      ---------
                     CONSOLIDATED                 $  1,962.5      $  2,075.6        $     --        $    --
                                                ============   =============    ============      =========

               OPERATING INCOME:
                  C(3)ISR                         $     53.8      $     55.1        $     --       $     --
                  GOVERNMENT SERVICES                   29.9            43.0            (7.1)(A)      (10.1)(A)
                  AIRCRAFT MODERNIZATION
                    AND MAINTENANCE                     75.0            80.8           (20.3)(B)      (22.3)(B)

                  SPECIALIZED PRODUCTS                  40.5            46.0            27.4(A)(B)     32.4(A)(B)
                                                ------------   -------------    ------------       --------
                     CONSOLIDATED                  $   199.2       $   224.9        $     --       $     --
                                                ============   =============    ============       ========

                                                   REVISED PRESENTATION
                                                ----------------------------
                                                     Q1              Q2
                                                -------------    -----------

               SALES:
                  C(3)ISR                        $    432.8      $   428.8
                  GOVERNMENT SERVICES                 276.2          311.5
                  AIRCRAFT MODERNIZATION
                    AND MAINTENANCE                   576.7          579.2

                  SPECIALIZED PRODUCTS                676.8          756.1
                                                -----------    -----------
                     CONSOLIDATED               $   1,962.5     $  2,075.6
                                                ===========    ===========

               OPERATING INCOME:
                  C(3)ISR                          $    53.8    $     55.1
                  GOVERNMENT SERVICES                   22.8          32.9
                  AIRCRAFT MODERNIZATION
                    AND MAINTENANCE                     54.7          58.5

                  SPECIALIZED PRODUCTS                  67.9          78.4
                                                ------------    -----------
                     CONSOLIDATED                 $    199.2     $   224.9
                                                ============    ==========

---------------------

(A)  THE COMPANY RECLASSIFIED THE LINK TRAINING SERVICES AND MICRODYNE
     OUTSOURCING, INC. BUSINESSES FROM GOVERNMENT SERVICES TO SPECIALIZED
     PRODUCTS.

(B)  THE COMPANY RECLASSIFIED THE ACSS, AVIONICS SYSTEMS, AVIATION RECORDERS,
     DISPLAY SYSTEMS AND ELECTRODYNAMICS DIVISIONS FROM AM&M TO SPECIALIZED
     PRODUCTS.

                                    - more -

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        ---------------------------------
                   REPORTABLE SEGMENT SELECTED FINANCIAL DATA
                   ------------------------------------------
         FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2004, JUNE 30, 2004,
         --------------------------------------------------------------
                    SEPTEMBER 30, 2004 AND DECEMBER 31, 2004
                    ----------------------------------------
                                  (IN MILLIONS)
                                  -------------

                                    AS REPORTED 2004                         RECLASSIFICATIONS
                          ----------------------------------- ----------------------------------------------------
                            Q1        Q2       Q3        Q4      Q1           Q2               Q3           Q4
                          ------    -----    -----    ------- --------      -------         --------      -------   -

  SALES:

   C(3)ISR               $  384.3 $  413.6 $  442.4  $  423.3 $     --      $    --       $    --      $    --

   GOVERNMENT SERVICES      268.5    313.5    329.4     348.2    (48.0)(A)    (47.8)(A)     (50.2)(A)    (53.7)(A)
   AIRCRAFT MODERNIZATION
     AND MAINTENANCE        522.6    551.2    573.6     642.4    (80.7)(B)    (94.5)(B)    (103.5)(B)    (98.2)(B)

   SPECIALIZED PRODUCTS     346.2    401.7    438.8     497.3    128.7(A)(B)  142.3         153.7(A)(B)  151.9(A)(B)
                         ------- -------- ---------  --------  -------        -----       -------      -------
      CONSOLIDATED       $1,521.6 $1,680.0 $1,784.2  $1,911.2  $    --        $  --       $    --      $    --
                         ======== ======== ========  ========  =======        =====       =======      =======

  OPERATING INCOME:
   C(3)ISR               $   46.1 $   56.8  $  53.6  $   61.5  $    --       $  --        $    --  $   $    --
   GOVERNMENT SERVICES       31.9     35.3     33.7      48.3     (4.3)(A)    (6.1)(A)       (5.4)(A)     (9.3)(A)
   AIRCRAFT MODERNIZATION
     AND MAINTENANCE         49.8     54.2     79.9      65.7     (9.2)(B)    (13.1)(B)     (20.2)(B)     (21.0)(B)

   SPECIALIZED PRODUCTS      23.8     31.8     32.2      44.0      13.5(A)(B)  19.2(A)(B)    25.6(A)(B)    30.3(A)(B)
                         ------- -------- ---------  --------  -------        -----       -------      --------
      CONSOLIDATED        $ 151.6 $  178.1  $ 199.4  $ 219.5   $    --        $  --       $    --      $     --
                         ======== ======== ========  ========  =======        =====       =======      ========

                                 REVISED PRESENTATION 2004
                            -----------------------------------------
                              Q1        Q2         Q3          Q4
                             -------    ------    -------    ---------

  SALES:

   C(3)ISR                $  384.3    $  413.6  $  442.4    $  423.3

   GOVERNMENT SERVICES       220.6      265.7     279.2       294.6
   AIRCRAFT MODERNIZATION
     AND MAINTENANCE         441.9      456.7     470.1       544.2

   SPECIALIZED PRODUCTS      474.9      544.0     592.5       649.2
                         ---------   --------   -------    --------
      CONSOLIDATED        $1,521.6%1,680.0   $1,784.2   $1,911.2
                         =========   ========   ========   ========

  OPERATING INCOME:
   C(3)ISR                $   46.1    $ 56.8    $  53.6    $  61.5
   GOVERNMENT SERVICES        27.6      29.2       28.3       39.0
   AIRCRAFT MODERNIZATION
     AND MAINTENANCE          40.6      41.1       59.7       44.7

   SPECIALIZED PRODUCTS       37.3      51.0       57.8       74.5
                         ---------   --------   -------    --------
      CONSOLIDATED        $  151.6    $ 178.1   $ 199.4    $ 219.5
                         =========   ========   ========   ========

  -------------------

(A)  THE COMPANY RECLASSIFIED THE LINK TRAINING SERVICES AND MICRODYNE
     OUTSOURCING, INC. BUSINESSES FROM GOVERNMENT SERVICES TO SPECIALIZED
     PRODUCTS.

(B)  THE COMPANY RECLASSIFIED THE ACSS, AVIONICS SYSTEMS, AVIATION RECORDERS,
     DISPLAY SYSTEMS AND ELECTRODYNAMICS DIVISIONS FROM AM&M TO SPECIALIZED
     PRODUCTS.